Exhibit 99.1

NEWS RELEASE

For Immediate Release	Contact: Howard Kaminsky, Chief Financial Officer
investorrelations@sportchalet.com
(818) 949-5300 ext. 5728

SPORT CHALET’S CHAIRMAN AND CEO CRAIG LEVRA

INTERVIEWED BY THE WALL STREET TRANSCRIPT

~ Full Interview Available at www.sportchalet.com~

LOS ANGELES – (September 20, 2013) – Sport Chalet, Inc. (Nasdaq: SPCHA, SPCHB), a premier, full service specialty sporting goods retailer, today announced that Craig Levra, Chairman and Chief Executive Officer, was recently interviewed by The Wall Street Transcript. Mr. Levra’s interview appeared in the publication’s September 16, 2013, Retail Industry Report. The full interview is available on Sport Chalet’s website.

In the interview, Mr. Levra discusses Sport Chalet’s growth strategy and key strategic initiatives, including the recent opening of Sport Chalet’s next generation store in Downtown Los Angeles. “I am delighted to have been able to share Sport Chalet’s story and strategy with The Wall Street Transcript,” said Mr. Levra. “Sport Chalet is a unique company with a unique retail model that emphasizes customer engagement and education. This is an exciting time for our company and I am pleased to have been able to share it with the investment community.”

About Sport Chalet, Inc.

Sport Chalet is a premier, full service specialty sporting goods retailer featuring the industry's top sports brands in apparel, footwear, and sports equipment. Founded in 1959 by Norbert Olberz, the company has 52 stores in Arizona, California, Nevada and Utah; an online store at www.sportchalet.com; a Team Sales Division; and offers more than 50 specialty services for the sports enthusiast, including online same day delivery, climbing, backcountry skiing, ski mountaineering, avalanche education, and mountain trekking instruction, car rack installation, snowboard and ski rental and repair, Scuba training and certification, Scuba boat charters, team sales, gait analysis, baseball/softball glove steaming and lacing, racquet stringing, and bicycle tune-up and repair at its store locations. For more information, visit Sport Chalet at www.sportchalet.com.

About The Wall Street Transcript

The Wall Street Transcript (“TWST”) is a financial interview transcripts publication and Web site that has been in business for over 40 years. TWST interviews public company CEOs, equity analysts and money managers in a wide variety of industries, and publishes the transcripts of these interviews on the Web at http://www.twst.com and in a bi-weekly print edition.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward- looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the specific forward looking statements in this release and the risks associated with each, the negative effect of the economic downturn on the Company’s sales, limitations on borrowing under the Company’s bank credit facility, the Company’s ability to control operating expenses and costs, the competitive environment of the sporting goods industry in general and in the Company’s specific market areas, inflation, the challenge of maintaining its competitive position, the Company’s ability to manage the growth of its Team Sales Division and online business, the Company’s ability to regain or subsequently maintain compliance with the requirements for continued listing of its Class B Common Stock, changes in costs of goods and services, and the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.